J.P. Morgan Exchange-Traded Fund Trust

(the “Trust”)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned constitutes and appoints Timothy J. Clemens, Paul Shield, Elizabeth A. Davin, Jessica K. Ditullio, Carmine Lekstutis, Gregory S. Samuels, Zachary E. Vonnegut-Gabovitch, Anthony Geron, Matthew J. Beck, Kiesha T. Astwood-Smith, Max Vogel, Frederick J. Cavaliere and Michael M. D’Ambrosio, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all registration statements, including registration statements on Form N-1A and Form N-14, or other filings made with the Securities and Exchange Commission or any state regulatory agency or authority applicable to the above named Trust, and any amendments or supplements thereto, and withdrawals thereof, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as she might or could do in person in her capacity as an officer of the Trust, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Brian S. Shlissel
Brian S. Shlissel	Dated: September 29, 2021